UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ____________

                                     FORM 15
                                    _________

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-56198

                     AMERICAN SPORTS DEVELOPMENT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                 155 VERDIN ROAD
                        GREENVILLE, SOUTH CAROLINA 29607
                                 (864) 458-7221
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or notice date:
                                    3 (as of 1/1/02)
                                    1 (as of 6/5/02)

     Pursuant to the requirements of the Securities Exchange Act of 1934, American Sports Development Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    AMERICAN SPORTS DEVELOPMENT GROUP, INC.


DATE:  June 5, 2002                 By:     /s/ William R. Fairbanks
                                            ---------------------------------
                                    Name:   William R. Fairbanks
                                    Title:  President